Exhibit 4

CRIIMI MAE INC.

DEFERRED COMPENSATION PLAN

1.             Purpose

The purpose of the CRIIMI MAE Inc. Deferred Compensation Plan (the “Plan”) is to promote the interests of CRIIMI MAE Inc. (the “Company”) and its stockholders by increasing the proprietary interests of the directors and employees eligible to participate in the Plan in the growth and performance of the Company by providing such directors and employees with the opportunity to defer all or a portion of their Annual Cash Retainer, Meeting Fees, Compensation and Restricted Stock, as applicable, in the form of Restricted Stock Units (as such terms are defined herein).

The Plan is not intended to meet the qualification requirements of Section 401(a) of the Code, but is intended to be an unfunded arrangement providing deferred compensation to non-employee directors and eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded “top hat” plans.

2.             Definitions

Whenever the following terms are used in this document, they shall have the meanings stated below.

(a)           “Account” shall mean the account maintained by the Company on behalf of a Participant to record that portion, if any, of the Participant’s:

(i)            Annual Cash Retainer and Meeting Fees that an Eligible Director elects to defer pursuant to Section 7;

(ii)           Compensation that an Eligible Employee elects to defer pursuant to Section 7; and

(iii)          Restricted Stock Grants that an Eligible Director or Eligible Employee elects to defer pursuant to Section 6.

(b)           “Affiliate” shall mean any entity, directly or indirectly, controlled by, controlling or under common control with the Company or other entity acquiring, directly or indirectly, all or substantially all of the assets and business of the Company, whether by operation of law or otherwise.

(c)           “Annual Cash Retainer” shall mean the amount of annual cash compensation payable to each Eligible Director for service on the Board, as set from time to time by the Board.

(d)           “Beneficiary” shall mean the person(s) designated by a Participant on the form designated by the Board to receive benefits to which a Beneficiary is entitled under and in accordance with provisions of the Plan.  The Participant’s spouse, or if none (or no longer living), then the Participant’s estate shall be the Beneficiary if:

(i)            the Participant has not designated a Beneficiary, or

(ii)           the designated Beneficiary has predeceased the Participant.

(e)           “Board” shall mean the Board of Directors of the Company.

(f)            “Change in Control” shall mean the occurrence of any of the following:

(i)            The “acquisition” by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act (as defined below) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any securities of the Company which generally entitles the holder thereof to vote for the election of directors of the Company (the “Voting Securities”) which, when added to the Voting Securities then “Beneficially Owned” by such Person, would result in such Person either “Beneficially Owning” fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Voting Securities or having the ability to elect fifty percent (50%) or more of the Company’s directors; provided, however, that for purposes of this paragraph (i), a Person shall not be deemed to have made an acquisition of Voting Securities if such Person: (A) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities solely as a result of open market acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; (B) is the Company or any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Controlled Entity”); (C) acquires Voting Securities in connection with a “Non-Control Transaction” (as defined in paragraph (iii) below; or (D) becomes the Beneficial Owner of more than the permitted percentage of Voting Securities as a result of a transaction approved by a majority of the Incumbent Board (as defined in paragraph (ii) below); or

(ii)           The individuals who, as of the Effective Date of this Plan, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if either the election of any new director or the nomination for election of any new director by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such Individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)          The consummation of a merger, consolidation or reorganization involving the Company (a “Business Combination”), unless (A) the stockholders of the Company, immediately before the Business Combination, own directly or indirectly immediately following the Business Combination, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from the Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before the Business Combination, and (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the Business Combination constitute at least a majority of the members of the Board of Directors of the Surviving Corporation, and (C) no Person (other than (x) the Company or any Controlled Entity, (y) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Controlled Entity, or (z) any Person who, immediately prior to the Business Combination, had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities) has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a Business Combination described in clauses (A), (B) and (C) of this paragraph shall be referred to as a “Non-Control Transaction”); or

(iv)          A complete liquidation or dissolution of the Company; or

(v)           The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Controlled Entity).

Notwithstanding the foregoing, if Participant’s employment with the Company or any Subsidiary or Affiliate or service with the Board is terminated and Participant reasonably demonstrates that such termination (x) was at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (y) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes hereof, the date of a Change in Control with respect to the Participant shall mean the date immediately prior to the date of such termination of employment or service.

A Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the then outstanding Voting Securities is Beneficially Owned by (x) a trustee or other fiduciary holding securities under one or more employee benefit plans or arrangements (or any trust forming a part thereof) maintained by the Company or any Controlled Entity or (y) any corporation which, immediately prior to its acquisition of such interest, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(g)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)           “Company” shall mean CRIIMI MAE Inc.

(i)            “Compensation” shall mean total cash compensation of an Eligible Employee, including base salary (including any elective deferrals under Code Sections 125, 132(f)(4), 402(e)(3) or 402(h)), bonus, other cash awards, and commissions.

(j)            “Deferral Form” shall mean the form filed by a Participant with the Company to elect deferral of all or a portion of his or her Annual Cash Retainer, Meeting Fees, Committee Chair Fees, Compensation or Restricted Stock grants.

(k)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(l)            “Effective Date” shall mean October 1, 2004.

(m)          “Eligible Director” shall mean a member of the Board who is not an employee of the Company or any Subsidiary or Affiliate.

(n)           “Eligible Employee” shall mean an employee of the Company or any Subsidiary or Affiliate who is part of a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and who is selected for participation herein by the Board, in its sole discretion.

(o)           “Fair Market Value” shall mean the closing price for a Share as reported on the principal exchange on which the Shares are listed for the date in question, or if there were no sales on such date, the most recent prior date on which there were sales.

(p)           “Grant Date” shall mean the date of grant of Restricted Stock or crediting of Restricted Stock Units under the Plan.

(q)           “Meeting Fees” shall mean the fees determined from time to time by the Board payable to an Eligible Director in cash, Shares or Restricted Stock Units (as determined pursuant to Section 7) for attending each meeting of the Board or a committee thereof or for serving as a committee chair.  Meeting Fees shall be paid to an Eligible Director in cash or credited to the Eligible Director’s Account as Restricted Stock Units, as the case may be, in arrears in accordance with policies adopted by the Board, as of the last business day of each calendar quarter in which an Eligible Director attends a meeting for which a Meeting Fee is payable.

(r)            “Participant” shall mean an Eligible Employee or Eligible Director.

(s)           “Plan” shall mean the CRIIMI MAE Inc. Deferred Compensation Plan, as amended from time to time.

(t)            “Restricted Stock” shall mean a grant of Restricted Stock under the 2001 Plan.

(u)           “Restricted Stock Units” shall mean the units credited to a Participant’s Account pursuant to Sections 6 and/or 7.  Each Restricted Stock Unit shall represent one Share, without transferring to the Participant any of the attributes of ownership of a Share except as expressly provided herein.

(v)           “Share” shall mean a share of the Company’s common stock, par value $.01 per share.

(w)          “Subsidiary” shall mean any corporation which is a subsidiary corporation within the meaning of Section 424(f) of the Code with respect to the Company.

(x)            “Termination of Service” means the termination of an Eligible Director’s service as a member of the Board or of an Eligible Employee’s employment with the Company and any Subsidiary or Affiliate for any reason.

(y)           “2001 Plan” shall mean the CRIIMI MAE Inc. 2001 Stock Incentive Plan, as amended from time to time.

(z)            “Valuation Date” shall mean the last business day of each calendar quarter.

3.             Administration

(a)           Plan Administration.   The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all determinations necessary or advisable for the administration of the Plan.  Any actions authorized or permitted to be taken by the Board may be delegated by the Board to a committee appointed by the Board to administer the 2001 Plan (“Committee”).  The Secretary and/or other authorized officer of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.  In the administration of this Plan, the Board may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with legal counsel who may be legal counsel to the Company.  Members of the Board or Committee who are Participants may vote on any matters affecting the administration of the Plan, except that no such member shall act upon any matter that involves solely a determination of the benefits payable to him or her under the Plan, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which such an action is taken.  The expenses of administering the Plan shall be paid by the Company.

(b)           Indemnification.   The Company shall indemnify and hold harmless each employee, officer or director, to whom is delegated duties, responsibilities, and authority with respect to administration of the Plan, against all claims and liabilities and all expenses reasonably incurred by or imposed upon him or her (including but not limited to reasonable attorney fees) which arise as a result of his or her actions or failure to act in good faith in connection with the operation and administration of the Plan to the extent lawfully allowable.

(c)           Binding Decisions or Actions.   The decision or action of the Board or the Committee administering the Plan, in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder, shall be final and conclusive and binding upon all persons having any interest in the Plan.

4.             Eligibility

Participation in the Plan shall be limited to Eligible Directors and Eligible Employees.

5.             Shares Subject to Plan

The Company shall reserve for the purposes of this Plan, out of its authorized but unissued Shares, such number of Shares as shall be determined by the Board.  Shares available under the Plan for Restricted Stock Units under Section 6 shall be granted under the 2001 Plan and shall not exceed the number of Shares available under the 2001 Plan.

6.             Payment or Deferral of Restricted Stock

A Participant may elect to defer in the form of Restricted Stock Units all or a portion (in whole percentages) of any Shares of Restricted Stock granted under the 2001 Plan on or after the Effective Date in accordance with the procedures set forth in Section 8.  The Participant’s Account shall be credited as of such Grant Date with a number of Restricted Stock Units (rounded up to the next highest Restricted Stock Unit) equal to the portion of the Shares of Restricted Stock otherwise due that the Participant has elected to defer.

7.             Payment or Deferral of Annual Cash Retainer, Meeting Fees, and Compensation

A Participant may elect to defer in the form of Restricted Stock Units pursuant to the procedures in Section 8 all or a portion (in whole percentages) of the Annual Cash

Retainer, Meeting Fees and Compensation, as applicable, otherwise payable to him or her for calendar quarters beginning on or after the Effective Date.  If the Participant elects to defer a portion of the Annual Cash Retainer, Meeting Fees or Compensation, as applicable, in the form of Restricted Stock Units, the number of Restricted Stock Units that shall be credited to the Participant’s Account for a calendar quarter shall equal the deferred portion of the Annual Cash Retainer, Meeting Fees or Compensation for the quarter, as applicable, divided by the Fair Market Value of a Share on the Valuation Date occurring during such quarter (rounded up to the next highest whole Restricted Stock Unit).

8.             Deferral Elections

(a)           Making the Election.   A Participant who desires to defer all or a portion of his or her Annual Cash Retainer, Meeting Fees, Compensation or Restricted Stock grants (which are payable to him or her on or after the Effective Date) must file a Deferral Form with the Company.

(b)           Timing of Election.   The Deferral Form must be filed with the Company prior to the first day of the calendar year in which the Annual Cash Retainer, Meeting Fees, Compensation or Restricted Stock grants would otherwise be earned by and payable to the Participant.  Notwithstanding the above, if an individual first becomes eligible to participate in this Plan after the first day of a calendar year, he or she must file a Deferral Form within thirty (30) days after the date on which he or she first becomes so eligible.  The Deferral Forms for calendar year 2004 must be filed within thirty (30) days of the Effective Date.  A Deferral Form shall only apply to amounts earned after the date on which the Deferral Form is filed with the Company.

(c)           Amount of Deferral.   A Deferral Form shall indicate in whole percentages (between 0% and 100%) the portion of each of the Annual Cash Retainer, Meeting Fees, Compensation or Restricted Stock grants to be deferred as Restricted Stock Units.  The amount deferred under a Deferral Form shall remain in full force and effect until modified or terminated by the filing of a new Deferral Form with the Company. A new Deferral Form shall apply only to installments of the Annual Cash Retainer, Meeting Fees, Compensation or Restricted Stock grants payable in calendar years beginning after the end of the calendar year in which the new Deferral Form is filed with the Company.

(d)           Method of Payment.   A Deferral Form shall indicate the method of payment for the Restricted Stock Units upon Termination of Service as provided in Section 10.  An initial election as to the method of payment may not be changed.

9.             Accounts

(a)           Maintenance of Accounts.   The Company shall maintain on its books and records an Account for each Participant that shall be adjusted quarterly to reflect credits under this Section 9 and payments under Section 10.

(b)           Crediting to Accounts.   A Participant’s Account shall be credited with and separately account for the Restricted Stock Units elected by the Participant pursuant to Sections 6 and/or 7.

(c)           Dividend Equivalents.   Restricted Stock Units credited to a Participant’s Account pursuant to Sections 6 and/or 7 shall be credited with “dividend equivalents” in an amount equal to the amount the Participant would have received as dividends if the Restricted Stock Units were actual Shares held by the Participant.  Dividend equivalents paid on Restricted Stock Units will be converted into additional Restricted Stock Units, including fractional units, based on the Fair Market Value of a Share as of the next Valuation Date.  Notwithstanding any other provision of this Plan to the contrary, Restricted Stock Units credited to an Participant’s Account shall not be considered or construed as an actual investment in Shares.

(d)           Vesting of Deferrals from Restricted Stock Grants.   A Participant shall be vested in the Restricted Stock Units deferred from Restricted Stock Grants and credited to his or her Account as of a Grant Date (and in any dividend equivalents attributable to same) in accordance with the same vesting schedule as would have applied to the respective Restricted Stock grant.

(e)           Vesting of Other Deferrals.   An Participant shall at all times be one hundred percent (100%) vested in the Restricted Stock Units deferred from the Annual Cash Retainer, Meeting Fees and Compensation and credited to his or her Account (and in any dividend equivalents attributable to same).

10.          Payments

(a)           Commencement of Payment.   Payment of a Participant’s Account shall be made or commenced as of the last business day of the first calendar quarter commencing after the Participant incurs a Termination of Service.  The portion of a Participant’s Account consisting of whole Restricted Stock Units shall be payable in the form of Shares, with one Share being distributed for each vested Restricted Stock Unit credited to the Participant’s Account.  Partial Restricted Stock Units shall be paid in the form of cash.

(b)           Forfeiture.   Unvested Restricted Stock Units shall be forfeited by a Participant upon Termination of Service for any reason.

(c)           Method of Payment.   At the time a Participant initially elects to defer all or a portion of his or her Annual Cash Retainer, Meeting Fees, Compensation or Restricted Stock grants, he or she shall elect on his or her Deferral Form to receive payment of his or her vested Account balance, when due and payable, in a lump sum payment or in annual installments over a period of not less than one and not more than five years.  If a Participant does not make an election with respect to payment of his or her Account balance or if the Fair Market Value of the number of Shares represented by the vested portion of the Account at the date of Termination of Service is less than Twenty-Five Thousand Dollars ($25,000.00), the vested portion of such Account balance shall be paid in a single lump sum payment.  If installment payments are elected by the Participant, Restricted Stock Units credited to his or her Account shall continue to be credited with dividend equivalents pursuant to Section 9(c) for the duration of the payout period.

(d)           Installments.   If the Participant has elected installment payments and the Fair Market Value of the number of Shares represented by the vested portion of the Account at the date of Termination of Service equals or exceeds Twenty-Five Thousand Dollars ($25,000.00), annual installment payments will be made beginning as of the last business day of the first calendar quarter commencing after the Termination of Service.  Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid.  The number of Shares to be included in the installment payment amount shall be determined annually as the result of a calculation, performed as of the applicable anniversary, and shall equal the quotient (rounded down to the nearest whole Share) obtained where (i) is divided by (ii):

(i)            equals the number of vested Restricted Stock Units credited to the Account for which installments will be made on the anniversary date; and

(ii)           equals the remaining number of installment payments.

(e)           Payments upon Death.   Notwithstanding the provisions of Section 10(c) and (d), if the Participant incurs a Termination of Service as a result of his or her death, or if the Participant dies after incurring a Termination of Service but before his or her entire vested Account has been distributed to him or her, the unpaid vested portion of his or her Account shall be paid in a single lump sum payment as soon as practicable after his or her death to his or her Beneficiary.

(f)            Emergency Payments.   A Participant may request, in writing to the Board, a withdrawal from the vested portion of his or her Account if he or she experiences an “unforeseeable emergency”.  An unforeseeable emergency is a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Code section 152(a)), loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond his or her control.  The Board, in its sole discretion, shall determine whether a Participant has experienced an unforeseeable emergency.  Withdrawals of amounts because of such an emergency are limited to the extent reasonably needed to satisfy the emergency need, which cannot be met with other resources.

(g)           Payments following a Change in Control.   Notwithstanding the provisions of Section 10 above, in the event a Participant shall have a Termination of Service within two (2) years following a Change in Control (as defined in the 2001 Plan), such Participant shall, if not already fully vested, become one hundred percent (100%) vested in his or her Account balance, such Account balance to be paid in a lump sum as soon as administratively practicable following the Termination of Service.  All payment schedule elections to the contrary shall be ignored.

11.          Adjustment of and Changes in Shares

(a)           In the event of a change in capitalization of the Company, the Board shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Shares or other stock or securities with respect to which Restricted Stock Units may be granted under this Plan, and (ii) the number and class of Shares or other stock or securities which are subject to outstanding Restricted Stock Units under this Plan.

(b)           Except as provided otherwise in the Plan, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), this Plan and the Restricted Stock Units hereunder shall continue in effect in accordance with their respective terms, except that following a Transaction either (i) each outstanding Restricted Stock Unit shall be treated as provided for in the agreement entered into in connection with the Transaction or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each Share subject to any outstanding Restricted Stock Unit upon payment, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Transaction in respect of a Share; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to the Restricted Stock Unit prior to such Transaction.

12.          No Rights of Shareholders

Neither a Participant nor his or her legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Shares payable upon distribution of a Restricted Stock Unit, unless and until certificates for such Shares shall have been issued.

13.          Plan Amendment and Termination

The Plan may be amended by the Board as it deems advisable or to conform to any change in any law or regulation applicable thereto.  The Plan may also be terminated by the Board at any time.  No amendment or termination of the Plan may materially, adversely affect the Restricted Stock Units previously credited to an Participant’s Account in the Plan without the written consent of the Participant.  Notwithstanding the foregoing, the Board may provide for payment to each Participant (without his or her consent) of a lump sum in the amount of one hundred percent (100%) of such Participant’s Account balance upon termination of the Plan by the Board.

14.          Nonalienation of Benefits

None of the payments, benefits, or rights of any Participant under the Plan shall be subject to any claim of any creditor of such Participant and, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of such Participant.  No Participant shall have the right to alienate, commute, pledge, encumber or assign any of the benefits or payments which the Participant may expect to receive, contingently or otherwise, under the Plan.

15.          Participants’ Rights Unsecured.

The Plan shall at all times be entirely unfunded and at no time shall any assets of the Company be segregated for payment of any benefits hereunder.  Participants shall at all times have the status of general unsecured creditors of the Company, and Participants shall not have any rights in or against any specific assets of the Company.  The Plan constitutes a mere promise by the Company to make payments in the future.  The Company may, at its sole discretion, establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

16.          Tax Withholding.

The Company shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral), including the withholding of Shares otherwise distributable under the Plan whose Fair Market Value equals the minimum amount of tax withholding required. In addition, the Employer shall have the right to require such payments from a Participant, or withhold such amounts from other payments due to a Participant from the Company or any Subsidiary or Affiliate.

17.          Claims Procedure.

(a).          Initial Claims.   Any controversy or claim arising out of or relating to the Plan shall be filed with the Committee which shall make all determinations concerning such claim.  Any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (“Claimant”).  Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan document shall be cited and, where appropriate, an explanation as to how the Claimant can perfect the claim will be provided, including a description of any additional material or information necessary to complete the claim, and an explanation of why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.  This notice of denial of benefits will be provided within 90 days of the Committee’s receipt of the Claimant’s claim for benefits. If the Committee fails to notify the Claimant of its decision regarding the Claimant’s claim, the claim shall be considered denied.  If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period.  The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b).          Appeals.   Claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his claim by filing a written appeal with the Board no later than sixty (60) days after: (a) receipt of the written notification of such claim denial, or (b) the lapse of ninety (90) days without an announced decision or notice of extension.  A Claimant who timely requests a review of his or her denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Board. The Board may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal. Following its review of any additional information submitted by the Claimant, the Board shall render a decision on its review of the denied claim in the following manner.

(i)            The Board shall make its decision regarding the merits of the denied claim within 60 days following its receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). It shall deliver the decision to the Claimant in writing.  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Board expects to render the determination on review.

(ii)           The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(iii)          The decision on review shall set forth a specific reason for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

(iv)          The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant to the Claimant’s claim for benefits.

(v)           The decision on review will include a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(vi)          A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

18.          No Additional Rights

No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan.  Participation in this Plan does not give any person any right to be retained in the service of the Board or the employment of the Company or any Subsidiary or Affiliate.

19           Headings.

The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

20           Invalid Provisions.

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Board may elect in its sole discretion to construe such invalid and unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

21.          Successors.

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

22.          Governing Law.

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall, unless preempted by federal law, be determined in accordance with the laws of the State of Maryland.